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                                                                  EXHIBIT 5.1



                                         December 17, 1997


IOMED, Inc.
3383 West 1820 South
Salt Lake City, Utah 84104


     RE:  IOMED, INC.
          REGISTRATION STATEMENT ON FORM S-1
          (REGISTRATION NO. 333-37159)


Gentlemen:

          We are acting as counsel to IOMED, Inc., a Utah corporation (the "Company"), in connection with the preparation of the above-referenced Registration Statement on Form S-1 (the "Registration Statement"), filed by the Company with the Securities and Exchange Commission (the "Commission") on October 3, 1997. The Registration Statement relates to the registration under the Securities Act of 1933, as amended (the "Act"), of up to 1,700,000 common shares (the "Shares") of no par value, to be issued and sold pursuant to an underwriting agreement to be entered into among the Company and EVEREN Securities, Inc., Hanifen, Imhoff Inc. and Wedbush Morgan Securities, on behalf of themselves and the several other underwriters to be named in Schedule I thereto (the "Underwriting Agreement"). Capitalization terms used herein and not otherwise defined have the meanings given to them in the Registration Statement.

          This opinion is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Act.

          In connection with this opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of (i) the Amended and Restated Articles of Incorporation of the Company; (ii) the By-laws of the Company as amended to date;




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December 17, 1997
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(iii) certain resolutions and written consents of the Board of Directors of the
Company relating to the offering of the Shares; (iv) the Registration
Statement, and (v) such other documents as we have deemed necessary or appropriate as the basis for the opinions set forth below. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. As to any facts material to this opinion which we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others.

        Members of our firm are admitted to the practice of law in the State of Utah, and we express no opinion as to the laws of any other jurisdiction.

        Based upon and subject to the foregoing, we are of the opinion that when (i) the Registration Statement becomes effective, (ii) the Underwriting Agreement is duly executed and delivered by the Company and the other parties thereto and (iii) certificates representing the Shares are duly executed, countersigned, registered and duly delivered upon payment of the agreed upon consideration therefor, the Shares will be duly authorized, validly issued, fully paid and non-assessable.

        We hereby consent to the filing of this opinion with the Commission as
Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the caption "Legal Matters" in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

                                        Very truly yours,



                                        Parsons Behle & Latimer